Exhibit 10.24

   LCC INTERNATIONAL, INC.

   7925 Jones Branch Drive

   McLean, Virginia 22102

   (703)873-2000

   Fax (703)873-2100

June 16, 2003

Julie A. Dobson
12617 Greenbriar Road
Potomac, Maryland 20854

Dear Julie:

On behalf of LCC International, Inc. (the “Company”), I am pleased to formally invite you to join our Board of Directors. We expect you will serve a vital role as one of the Company’s “outside” directors. In particular, we expect that you will Chair the Board’s Audit Committee and also serve on the Compensation and Stock Option Committee.

I intend to submit your candidacy to the Board for approval on or before the Board’s June 31, 2003 meeting. This will be an interim appointment, filling a current vacancy, commencing on the date the Board approves your election and continuing until the Company’s next Annual Shareholders’ Meeting in May 2004. The Company’s Directors are elected for one-year term(s) at each Annual Shareholders’ Meeting.

Historically, the Board holds four regular meetings each year and one Annual Meeting immediately following the Annual Shareholders’ Meeting. The Annual Meeting is normally held during the third week of May, and the regular meetings are normally scheduled in the fourth week following the close of each fiscal quarter. There are two regular meetings remaining in 2003. I understand you may have a conflict with the July 31st meeting, and we are trying to re-schedule to provide you an opportunity to attend. The second regular meeting is scheduled for Thursday, October 30.

The Board also holds special meetings as needed during the year to consider matters that demand more immediate attention given the needs of the business.

In consideration of your services, we are offering you the following compensation package:

•	An annual retainer of $20,000 paid in four equal quarterly installments, in arrears, at each regular meeting of the Board.

•	An annual retainer of $2,000 for each Committee that you serve on with an additional $3,000 in the event you serve as Chair of the Committee.

•	A fee of $1,000 for each Board meeting that you attend, together with reimbursement of all reasonable out-of-pocket expenses you incur in connection with your service.

You are also eligible to receive options to purchase shares of the Company’s Class “A” Common Stock under the Company’s 1996 Employee Stock Option Plan (the “Plan”). Directors of the Company are eligible to receive an annual grant at each Annual Board Meeting of options to purchase 10,000 shares, and a grant upon joining the Board equal to a pro rata portion of 10,000 based on the portion of a year passed since the last Annual Board Meeting. Assuming your election is approved on June 31, and given that the last Annual Meeting occurred on May 23, 2003, this amounts to an initial grant of 9,000 shares.

The options are granted at the fair market value of the Company’s Class “A” Common Stock on the date of grant (i.e., the date approved by the Board), which is defined as the closing price reported on NASDAQ on the date prior to the date of grant. The options normally have a three-year vesting schedule with one third vesting on each anniversary of the date of grant. The options are subject to the terms and conditions of the Plan and the form of Non-Qualified Stock Option Agreement adopted by the Board for grants under the Plan.

You will also be entitled to indemnification from the Company for certain claims that you may be subject to in connection with your service to the Company. You will be provided an indemnification agreement in the form adopted by the Board for its members. The Company maintains standard D&O Liability coverage that provides coverage for certain risks under the terms of the policy.

You will be subject to the normal SEC and NASDAQ rules applicable to directors of public companies including restrictions on your ability to execute transactions involving Company securities and certain disclosure obligations with respect to your trading activities. The Company has adopted certain policies applicable to its officers and directors, including trading windows and pre-clearance procedures, which will assist in your compliance with these requirements.

I have enclosed with this letter a copy of the Company’s 2003 Annual Report to Shareholders including a copy of the Company’s current report on Form 10-K and most recent 10-Q.

I have also enclosed a Questionnaire for Directors and Executive Officers, which I would greatly appreciate your completing and returning to me at your earliest possible convenience. The D&O Questionnaire ensures that the Company has certain information regarding its directors and officers necessary for periodic SEC reporting purposes.

Again we are very pleased to offer you this position and look forward to a long and mutually beneficial relationship. If you wish to accept this offer, please sign this letter in the space provided below and return one fully executed copy to me. If you have any questions, please feel free to call me.

Best regards,

/s/     C. Thomas Faulders, III

C. Thomas Faulders, III
Chairman & Chief Executive Officer

ACCEPTED AND AGREED
As of the 20th day of June 2003

/s/    Julie A. Dobson

Julie A. Dobson